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                                                                    Exhibit 10.7





                              AMENDED AND RESTATED

                              SUBLICENSE AGREEMENT

                                       for

                       Pillsbury Trademarks and Technology

                                      among

                        SOCIETE DES PRODUITS NESTLE S.A.

                                       and

                                   NESTEC LTD.

                                       and

                          NESTLE ICE CREAM COMPANY, LLC
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THIS AGREEMENT is made and entered into as of this 1st day of September, 2002, by and between SUBLICENSOR and SUBLICENSEE.

WHEREAS, pursuant to that certain Trademark/Technology License Agreement, dated as of December 26, 2001, by and between SPN, Nestec and Pillsbury Group (the "Trademark/Technology License Agreement"), SPN is the licensee of the Pillsbury Licensed Trademarks, Work Product, Licensed Domain Names and Licensed Website, and has the right to sublicense same to SUBLICENSEE, and Nestec is the licensee of the Pillsbury Licensed Technology, and has the right to sublicense same to SUBLICENSEE;

WHEREAS, SUBLICENSEE and SUBLICENSOR entered into that certain Sublicense Agreement for Pillsbury Trademarks and Technology, dated as of December 26, 2001 (the "Previous Agreement"), whereby SUBLICENSEE acquired an exclusive sublicense to use the Pillsbury Licensed Technology, Pillsbury Licensed Trademarks, Work Product, Licensed Domain Names and Licensed Website to develop and operate the Licensed Website, and to manufacture, market, distribute, promote and sell Frozen Dessert Products in the Territory; and

WHEREAS, the parties desire to amend and restate the Previous Agreement in its entirety as set forth herein.

NOW IT IS HEREBY AGREED AS FOLLOWS:

      1.    CERTAIN DEFINITIONS

            1.1 "Affiliate" means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, provided, however, that, for purposes of this Agreement, SUBLICENSEE, New December, Inc., and any direct or indirect subsidiary of New December, Inc. shall be deemed not to be an "Affiliate" of SUBLICENSOR or any of its Affiliates.

            1.2 "Agreement" means the terms and conditions set forth herein.

            1.3 "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law (including principles of common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

            1.4 "Approved Auditor" shall have the meaning set forth in Section 2.8(g) of this Agreement.

            1.5 "Associated Materials" means all materials using or featuring the Pillsbury Licensed Trademarks, including without limitation advertisements, promotions, trade materials, point of sale materials, radio and television spots, and website contents.



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            1.6 "Claimant" shall have the meaning set forth in Section 8.2(a) of this Agreement.

            1.7 "Confidential Information" of a Person (a "Covered Person") means all trade secrets and other confidential information of such Covered Person including, without limitation, (a) any and all trade secrets concerning the business and affairs of such Covered Person, records, files, letters, memoranda, reports, laboratory notebooks, program listings, product specifications, product formulas, ingredient listings, recipes, data, know-how, improvements, discoveries, concepts, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, past, current and planned manufacturing and distribution methods and processes, techniques, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures of which may be licensed to such Covered Person (and other items related thereto); (b) any and all information concerning the business and affairs of such Covered Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, strategic and operating plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for such Covered Person containing or based, in whole or in part, on any information included in the foregoing; provided, however, that with respect to a Person (or any Affiliate thereof) using Confidential Information ("Using Persons") of a Covered Person, Confidential Information of such Covered Person shall not include any material of the Covered Person that the Using Person can establish through documentation
(i) is or becomes generally known to and available for use by the public other than as a result of the fault of the Using Persons or their respective advisors or Representatives; or (ii) is or becomes available to the Using Persons or their respective advisors or Representatives on a non-confidential basis from a source other than the Covered Person or its Affiliates or their advisors or Representatives prior to, on or after the date of this Agreement, provided that the source of such information was not known by the Using Persons, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Covered Person or its Affiliates with respect to such material.

            1.8 "Delaware Courts" shall have the meaning set forth in Section
10.9 of this Agreement.

            1.9 "Dipped Form" means the retail sale of Frozen Dessert Products where: (a) the Frozen Dessert Products are presented to the public in association with the Haagen-Dazs name; (b) the Frozen Dessert Products are scooped, dipped, or dispensed from a soft serve machine and sold in cones or dishes; (c) the Frozen Dessert Products are sold from a non-temporary food service establishment; and (d) it would be reasonably expected by the retail seller that a significant portion of the Frozen Dessert Products would be consumed away from the food service establishment.

            1.10 "Firewall Policy" shall have the meaning set forth in Section 2.8(e) of this Agreement.



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            1.11 "Frozen Dessert Products" means ice cream, sorbet, frozen yogurt, sherbet, frozen mousse, ice milk, frozen juice bars, ice pops, water ice, ice cream cakes, soft serve (soft bodied, machine made) ice cream, frozen fudge bars, frozen novelty dessert products (such as bars, cones, sandwiches, smoothies and cup products based on or primarily derived from any of the foregoing), frozen dessert products for pets and other products based on or primarily derived from any of the foregoing that are marketed and sold under trademarks licensed to SUBLICENSEE pursuant to the Nestle Trademark/Technology License Agreement, the third party trademarks listed on Exhibit E or Pillsbury Licensed Trademarks, or that are unbranded.

            1.12 "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            1.13 "Haagen-Dazs International Business" means substantially all of the assets comprising the business of the production, importation, purchase, marketing, distribution, promotion and sale (including export sale from a facility not owned by SUBLICENSEE) of Frozen Dessert Products outside of the Territory and Canada under the Haagen-Dazs brand name or under brand names licensed to Pillsbury by third parties outside the Territory and Canada, but excludes the ownership, management and operation of Haagen-Dazs Stores inside and outside the Territory and Canada which business is currently conducted by Pillsbury.

            1.14 "Haagen-Dazs International Co-Pack Agreement" means the Co-Pack Agreement relating to the Haagen-Dazs International Business dated as of October 8, 1999, between SUBLICENSEE and Pillsbury.

            1.15 "Haagen-Dazs Japan Co-Pack Agreement" means the Co-Pack Agreement relating to the Pillsbury Japan Joint Venture dated as of October 8, 1999, among SUBLICENSEE, Pillsbury and Nestle USA.

            1.16 "Haagen-Dazs Stores" means, collectively, (a) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) owned by The Haagen-Dazs Shoppe Company, Inc. ("Shoppes") that serve Frozen Dessert Products in Dipped Form and (b) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) not owned by Shoppes which are franchised by Shoppes to and operated by third parties and that serve Frozen Dessert Products in Dipped Form and Shoppes' franchise rights therein, in each case as of and after December 26, 2001.

            1.17 "Haagen-Dazs Stores Business" means the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores, including, without limitation, the following:

                  (a) all written and oral agreements granting rights to develop, franchise, operate and own Haagen-Dazs Stores, all rights to enter such agreements after December 26, 2001, and all franchise, royalty or other fees and income resulting from such agreements and arrangements;



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                  (b) all of the concepts, standards, specifications,
requirements, guidelines, instructions and procedures, existing in any form as of December 26, 2001 and as may be developed by the owners of the Haagen-Dazs Stores Business after December 26, 2001, in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores;

                  (c) the development and ownership of all Confidential Information of Pillsbury (or any Affiliate of Pillsbury), existing as of December 26, 2001 and as may be developed by the owners of the Haagen-Dazs Stores Business after December 26, 2001, in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores;

                  (d) the development and ownership of all advertising, marketing, promotional materials, plans and programs, and other similar items, existing as of December 26, 2001 and as may be developed by the owners of the Haagen-Dazs Stores Business after December 26, 2001, in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores;

                  (e) without limiting SUBLICENSOR's exclusive license to use the Pillsbury Licensed Property in the Territory, all trademarks, trade names, service marks, logos, commercial symbols, phrases, slogans, tag lines, copyrights, distinctive interior and exterior building designs, decor, furnishings, menus, uniforms, signs and color combinations, existing as of December 26, 2001 and as may be developed after December 26, 2001, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores; and

                  (f) the sole and exclusive right (whether within or outside the Territory) to grant to any Person the right to serve Frozen Dessert Products in Dipped Form.

            1.18 "Haagen-Dazs Stores Supply Agreement" means the Supply Agreement dated as of October 8, 1999 between SUBLICENSEE and Pillsbury relating to the Haagen-Dazs Stores.

            1.19 "HDIP" means HDIP, Inc., a Delaware corporation, and its permitted successors and assigns.

            1.20 "Indemnifying Party" shall have the meaning set forth in
Section 8.2(a) of this Agreement.

            1.21 "Licensed Domain Names" shall have the meaning set forth in
Section 3.3 of this Agreement.

            1.22 "Licensed Website" shall have the meaning set forth in Section
3.3 of this Agreement.

            1.23 "Liability" means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured,



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joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

            1.24 "Losses" means any and all costs, losses, Taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

            1.25 "Nestec" means Nestec Ltd., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland and its permitted successors and assigns.

            1.26 "Nestle Canada" means Nestle Canada, Inc., a Canadian corporation and wholly owned subsidiary of Nestle S.A.

            1.27 "Nestle Covered Products" means the products to be provided by SUBLICENSEE pursuant to the terms of the Nestle International Co-Pack Agreement.

            1.28 "Nestle International Business" means the Frozen Dessert Products business of Affiliates of Nestle USA conducted outside of the Territory.

            1.29 "Nestle International Co-Pack Agreement" means the Co-Pack Agreement relating to the Nestle International Business dated as of October 8, 1999, between SUBLICENSEE and Nestle USA, as may be amended, restated or substituted from time to time.

            1.30 "Nestle S.A." means Nestle S.A., corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland and its permitted successors and assigns.

            1.31 "Nestle Trademark/Technology License Agreement" means the Trademark/Technology License Agreement among Nestle S.A., Nestec, SPN and NICC, dated as of the date hereof, as may be amended, restated or substituted from time to time.

            1.32 "Nestle USA" means Nestle USA - Prepared Foods Division, Inc., a corporation organized and existing under the laws of Pennsylvania and a wholly owned indirect subsidiary of Nestle S.A.

            1.33 "Patents" means the patents and patent applications owned as of December 26, 2001 by Pillsbury Group and used as of December 26, 2001 by SUBLICENSEE in the Territory in connection with the production or content of Frozen Dessert Products and any divisions, reissues, continuations, renewals and extensions of any of said U.S. patents or patent applications.



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            1.34 "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

            1.35 "Pillsbury" means The Pillsbury Company, a corporation organized and existing under the laws of Delaware and its permitted successors and assigns.

            1.36 "Pillsbury Brand Manual" shall have the meaning set forth in
Section 2.8(a) of this Agreement.

            1.37 "Pillsbury Confidential Information" means Confidential Information of Pillsbury Group and Affiliates thereof.

            1.38 "Pillsbury Group" means, collectively, Pillsbury and HDIP.

            1.39 "Pillsbury Improved Products" means the Nestle Covered Products to which improvements have been made using Pillsbury Licensed Technology.

            1.40 "Pillsbury Licensed Property" means, collectively, the Pillsbury Licensed Technology and the Pillsbury Licensed Trademarks.

            1.41 "Pillsbury Licensed Technology" means the inventions claimed in the Patents, all trade secrets, intellectual property and other proprietary information (including, without limitation, product specifications, product formulas, ingredient listings, recipes, data, techniques, know-how, formulae, compositions, processes and past and current research and development relating to the production and content of Frozen Dessert Products), in each case, owned as of December 26, 2001 by Pillsbury Group and, in each case, used as of December 26, 2001 by SUBLICENSEE in the Territory in connection with the production or content of Frozen Dessert Products. The parties acknowledge and agree that all information, inventions (patentable or otherwise) and/or data conceived or developed and/or reduced to practice by Pillsbury or any Person performing Continued R&D Services (as defined in the Transition Services Agreement) under the Transition Services Agreement, while providing Continued R&D Services shall be the property of Pillsbury Group and shall be deemed to constitute Pillsbury Licensed Technology for all purposes hereunder.

            1.42 "Pillsbury Licensed Trademarks" means the trademarks, service marks and trade names owned by Pillsbury Group and used, with respect to the Territory, by SUBLICENSEE pursuant to the Pillsbury Trademark/Technology License Agreement as of December 26, 2001 solely on Frozen Dessert Products in the Territory and the copyrights and package trade dress associated with those trademarks; provided, however, that the Pillsbury Licensed Trademarks shall include all of the trademarks, service marks and trade names (and the copyrights and package trade dress associated therewith) listed on Exhibit A irrespective of whether such trademarks, service marks and trade names are used on products other than Frozen Dessert Products.

            1.43 "Pillsbury Quality Requirements" shall have the meaning set forth in Section 3.4(a) of this Agreement.



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            1.44 "Pillsbury Sub" means HD JV Holding Co., a Delaware
corporation.

            1.45 "Pillsbury Technology Applications" shall have the meaning set forth in Section 2.8 of this Agreement.

            1.46 "Pillsbury Trademark/Technology License Agreement" means the Trademark/Technology License Agreement between Pillsbury, HDIP and SUBLICENSOR dated as of December 26, 2001, as may be amended, restated or substituted from time to time.

            1.47 "Relevant Currency" means U.S. Dollars or any other convertible currency to be agreed from time to time by SUBLICENSOR and SUBLICENSEE.

            1.48 "Representative" means any officer, director, principal, attorney, agent, employee or other representative.

            1.49 "Restricted Employees" shall have the meaning set forth in
Section 2.8(d) of this Agreement.

            1.50 "Restricted Period" shall have the meaning set forth in Section 2.8(d) of this Agreement.

            1.51 "Restrictions" shall have the meaning set forth in Section 2.8(d) of this Agreement.

            1.52 "SPN" means Societe des Produits Nestle S.A., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland and its permitted successors and assigns.

            1.53 "SUBLICENSEE" means Nestle Ice Cream Company, LLC, a Delaware limited liability company, formerly known as Ice Cream Partners USA, LLC.

            1.54 "SUBLICENSEE Improvements" shall have the meaning set forth in
Section 2.4 of this Agreement.

            1.55 "SUBLICENSEE Personnel" shall have the meaning set forth in
Section 5.2 of this Agreement.

            1.56 "SUBLICENSEE Personnel Confidentiality Agreement" shall have the meaning set forth in Section 5.2 of this Agreement.

            1.57 "SUBLICENSOR" means SPN and Nestec, collectively.

            1.58 "Superpremium Frozen Dessert Products" means:

                  (a) Any frozen dairy dessert or frozen novelty dessert:

                        (i) with an overrun 50% or less (percentages calculated by weight), or

                        (ii)  with a fat content 13% or greater, or



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                  (b) Any frozen yogurt or novelty, at any fat level, with an overrun 50% or less and containing live and active cultures, or

                  (c) Any fruit based non-dairy frozen dessert (including,
            without limitation, sorbet) or novelty, with overruns 15-50%, excluding products commonly known as juice bars, or

                  (d) Frozen Dessert Products commonly referred to as
            super-premium.

            1.59 "Tax" means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

            1.60 "Term" shall have the meaning set forth in Section 9.2 of this Agreement.

            1.61 "Territory" means the fifty (50) States and the District of Columbia currently forming the United States of America; provided, however, that the Haagen-Dazs Stores and the Haagen-Dazs Stores Business shall not be included in the Territory.

            1.62 "Training" means Training (as defined in the Transition Services Agreement) provided under the Transition Services Agreement.

            1.63 "Transition Services Agreement" means the Transition Services and Firewall Agreement, dated as of December 26, 2001, by and among Pillsbury, Nestle USA and SUBLICENSEE.

            1.64 "Universal Product Codes" shall have the meaning set forth in
Section 3.5(a) of this Agreement.


            1.65 "Work Product" shall have the meaning set forth in Section 2.6 of this Agreement.

      2.    LICENSE AND OWNERSHIP OF TECHNOLOGY AND WORK PRODUCT

            2.1 Grant of Pillsbury Licensed Technology.

Subject to the qualifications and restrictions set forth herein, SUBLICENSOR hereby grants to SUBLICENSEE for the Term of this Agreement the exclusive, non-transferable right and sublicense to use the Pillsbury Licensed Technology to manufacture Frozen Dessert Products in the Territory for the marketing, distribution, promotion and sale in the Territory and (a) to the extent requested by Pillsbury (i) to co-pack Frozen Dessert Products for sale to Pillsbury for delivery to Pillsbury's joint venture in Japan for resale in Japan pursuant to the terms of the

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Haagen-Dazs Japan Co-Pack Agreement and (ii) to co-pack Frozen Dessert Products for sale to the Haagen-Dazs International Business pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement, (b) if requested by Nestle USA or an Affiliate thereof, for delivery of Pillsbury Improved Products to the Nestle International Business pursuant to the terms of the Nestle International Co-Pack Agreement (but only to the extent such Pillsbury Improved Products may be supplied by SUBLICENSEE to the Nestle International Business pursuant to Section
2.7 hereof), and (c) to supply Frozen Dessert Products to Nestle Canada for distribution and sale in Canada pursuant to the terms of agreements that may be entered into from time to time between SUBLICENSEE and Nestle Canada. Notwithstanding the exclusivity of the license grant, fifteen (15) years after December 26, 2001, Pillsbury Group and its Affiliates may use the Pillsbury Licensed Technology to manufacture Frozen Dessert Products in the Territory for marketing, distribution, promotion and sale in the Territory; provided, that Pillsbury Group may not sub-license, transfer or assign its rights to use the Pillsbury Licensed Technology to manufacture Frozen Dessert Products in the Territory for marketing, distribution, promotion and sale in the Territory to a third party during the Term. Pillsbury Group shall retain the exclusive right to use the Pillsbury Licensed Technology to manufacture Frozen Dessert Products inside or outside the Territory for marketing, distribution, promotion and sale outside the Territory and to manufacture products other than Frozen Dessert Products, whether or not for marketing, distribution, promotion and sale within the Territory, and all other rights to the Pillsbury Licensed Technology not expressly granted to SUBLICENSEE hereunder; provided, however, that SUBLICENSEE shall have the right to use the Pillsbury Licensed Technology to manufacture Frozen Dessert Products pursuant to the terms of the Haagen-Dazs Stores Supply Agreement.

            2.2 Co-Packing.

Except as specifically set forth in Section 2.1, SUBLICENSEE shall not co-pack, nor engage a third party to co-pack on its behalf, Frozen Dessert Products using the Pillsbury Licensed Technology without SUBLICENSOR's prior written consent. In the event SUBLICENSEE engages a third party to co-pack on its behalf, SUBLICENSOR may require SUBLICENSEE to seek customary protections for the Pillsbury Licensed Technology from such co-packer as a condition to providing such consent. If SUBLICENSEE, after receiving SUBLICENSOR's prior written consent, engages a third party to co-pack Frozen Dessert Products on its behalf that will be labeled using any of the Pillsbury Licensed Trademarks, SUBLICENSEE agrees to take all necessary action to ensure that such third party complies with the Pillsbury Quality Requirements set forth in Section 3.4(a) of this Agreement with respect to such Frozen Dessert Products. SUBLICENSOR hereby acknowledges and agrees that Wells Dairy Inc. is an approved co-packer as of December 26, 2001.

            2.3 Ownership of Pillsbury Licensed Technology.

SUBLICENSEE acknowledges that its use of the Pillsbury Licensed Technology shall not create in SUBLICENSEE any right, title or interest in or to the Pillsbury Licensed Technology, except for the rights granted to SUBLICENSEE by the express terms of this Agreement, and covenants not to in any manner represent that SUBLICENSEE has ownership of the Pillsbury Licensed Technology. SUBLICENSEE also agrees that it will not use or permit the use of any element of the Pillsbury Licensed Technology in a manner which infringes upon the rights of third parties.



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            2.4 SUBLICENSEE Improvements.

Except as set forth in the last sentence of the definition of Pillsbury Licensed Technology, improvements to the Pillsbury Licensed Technology invented, developed, discovered or acquired by SUBLICENSEE, its Affiliates, or their respective Representatives (the "SUBLICENSEE Improvements") during the Term of this Agreement, whether or not patentable, shall be the exclusive property of SUBLICENSOR or its designee and SUBLICENSEE hereby assigns all right, title and interest in and to all SUBLICENSEE Improvements to SUBLICENSOR or its designee (it being understood that ownership of SUBLICENSEE Improvements does not entitle SUBLICENSOR to ownership of the underlying Pillsbury Licensed Technology to which such SUBLICENSEE Improvements relates).

            2.5 Patent Prosecution.

SUBLICENSOR or its designee shall have the exclusive right, at its sole expense, to make all decisions and take all actions relating to the filing and prosecution of patent applications (including all continuations, continuations-in-part and divisions of patents), and all renewals and extensions thereof, relating to the SUBLICENSEE Improvements. At the request of SUBLICENSOR, SUBLICENSEE shall cooperate with and provide assistance to SUBLICENSOR or its designee in connection therewith. SUBLICENSOR or its designee shall have the exclusive right, at its sole expense, to make all decisions and take all actions relating to the filing and prosecution of patent applications relating to the Pillsbury Licensed Technology.

            2.6 Ownership and License of Work Product.

                  (a) All works using or referencing Pillsbury Licensed Trademarks (collectively, "Work Product") shall be considered works made for hire and shall belong to Pillsbury Group immediately upon creation. In the event that any Work Product does not qualify as a work made for hire, SUBLICENSEE shall and hereby does irrevocably assign and transfer to SUBLICENSOR or its designee its entire, right, title and interest in and to such Work Product, including but not limited to, the copyrights therein, and copyright registrations and renewals of any registrations thereof.

                  (b) If third parties in the Territory or elsewhere who are not employees of SUBLICENSEE, including but not limited to consultants or agents, make any contribution to the creation of the Work Product so that they might be deemed to be "authors" of the same as that term is used in present or future United States or other copyright statutes or at common law, SUBLICENSEE agrees to obtain from such parties a comparable full written assignment of rights so that the foregoing assignment by SUBLICENSEE shall vest in SUBLICENSOR or its designee full rights in such Work Product, free of any claims, interest or rights of third parties.

                  (c) SUBLICENSEE agrees not to permit any of its Representatives to obtain or reserve by oral or written employment or other agreements any rights as "authors" of the Work Product.

                  (d) At the request of SUBLICENSOR, SUBLICENSEE agrees to furnish SUBLICENSOR or its designee with full information concerning the creation of the

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Work Product and with copies of assignments of rights obtained from employees and third parties.

                  (e) SUBLICENSOR hereby grants to SUBLICENSEE, for the Term of this Agreement, the exclusive, non-transferable (except as otherwise provided herein) right and sublicense to use the Work Product and all copyrights relating thereto (including all rights of reproduction, distribution, public performance, public display and creation of derivative works of, and the right to revise, modify and alter, the Work Product), solely in connection with the manufacture, production, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory (or importation or exportation of Frozen Dessert Products to or from Pillsbury Affiliates outside the Territory); provided, that SUBLICENSEE shall have the right to use the Work Product in connection with the manufacture, production, marketing, distribution, promotion and sale of Frozen Dessert Products pursuant to the terms of the Haagen-Dazs Stores Supply Agreement, pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement and pursuant to the terms of the Haagen-Dazs Japan Co-Pack Agreement.

                  (f) SUBLICENSOR or its designee shall have the exclusive right, at its sole expense, to apply for copyright and/or trademark registration, and to extend and renew existing registrations, of the Work Product. If requested by SUBLICENSOR, SUBLICENSEE shall cooperate with and provide assistance to SUBLICENSOR or Pillsbury Group in connection therewith. SUBLICENSEE shall not in any manner represent that SUBLICENSEE has ownership of the Work Product.

            2.7 Pillsbury Improved Products.

SUBLICENSOR shall have the right to prevent Pillsbury Improved Products from being supplied to Affiliates of Nestle S.A. pursuant to the terms of the Nestle International Co-Pack Agreement if Pillsbury Group notifies SUBLICENSOR and SUBLICENSOR notifies SUBLICENSEE in writing of the fact that the Pillsbury Improved Product uses Pillsbury Licensed Technology. Until SUBLICENSEE is notified of such fact, SUBLICENSEE shall continue to provide Pillsbury Improved Products to Nestle S.A. or its Affiliates at no additional cost to Nestle S.A. pursuant to the terms of the Nestle International Co-Pack Agreement. Upon receiving such notice, SUBLICENSEE shall cease supplying the Pillsbury Improved Products specified in such notice to Nestle S.A. or its Affiliates; provided that nothing herein shall modify the rights or obligations of any party under the Nestle International Co-Pack Agreement with regard to the supply of Nestle Covered Products using the technology in existence prior to the addition of the improvement using Pillsbury Licensed Technology.

            2.8 Application and Adaptation Activities.

SUBLICENSEE shall have the right to conduct activities constituting application or adaptation work intended to meet local consumer preferences and/or to reduce manufacturing costs with respect to Frozen Dessert Products for sale in the Territory by SUBLICENSEE or its Affiliates using Pillsbury Licensed Technology, as well as to provide related training to personnel of SUBLICENSEE or its Affiliates (including the Training) (collectively, "Pillsbury Technology Applications") at any facilities conducting application or adaptation work operated from time to time by SUBLICENSEE or its Affiliates at locations throughout the Territory, subject to the conditions set forth below and elsewhere in this Agreement.

                  (a) Brand Manual Training. All employees or other personnel of SUBLICENSEE or its Affiliates who will conduct Pillsbury Technology Applications shall have received training in the Pillsbury Brand Manual bearing the date 10/2000 and attached as Exhibit B hereto (the "Pillsbury Brand Manual"), prior to conducting Pillsbury Technology Applications.

                  (b) Confidentiality Agreements. As a condition precedent to conducting Pillsbury Technology Applications, SUBLICENSEE shall require all employees or other personnel of SUBLICENSEE or its Affiliates who will conduct such Pillsbury Technology Applications to execute a confidentiality agreement (which, in such case, may also serve as the SUBLICENSEE Personnel Confidentiality Agreement for such personnel) in the form attached hereto as Exhibit D, providing, among other things, that such persons shall not (i) disclose, or cause to be disclosed, any Pillsbury Licensed Technology to any Person other than personnel of SUBLICENSEE or its Affiliates who are conducting Pillsbury Technology Applications in accordance with the terms of this Agreement or engaged in the formulation, development, manufacture, production or packaging of Frozen Dessert Products using Pillsbury Licensed Technology, or (ii) use, or cause to be used, any Pillsbury Licensed Technology in connection with any application or adaptation projects with respect to Frozen Dessert Products intended to be or that are manufactured, marketed, distributed, promoted or sold outside of the Territory. Such obligations of confidentiality and non-use shall expire, with respect to each Person who has signed such a confidentiality agreement, on the earlier of (a) with respect to any element of Pillsbury Licensed Technology, the date, if any, that such element of Pillsbury Licensed Technology becomes publicly available other than as a result of a breach of any confidentiality obligations under this Agreement or any confidentiality agreement contemplated herein or (b) December 26, 2103.

                  (c) Segregation of Records. SUBLICENSEE shall and shall cause its Affiliates to physically segregate all paper files, documents, records and other information located at facilities conducting application or adaptation work which contain Pillsbury Licensed Technology from all other paper files, documents, records and other information. SUBLICENSEE shall and shall cause its Affiliates to restrict access to electronic files, documents, records and other information which contain Pillsbury Licensed Technology within their respective information systems related to application or adaptation work by utilizing reasonable access restriction features (e.g. password protection). SUBLICENSEE shall and shall cause its Affiliates to restrict access to such files (both paper and electronic), documents, records and other information associated with Pillsbury Technology Applications or containing Pillsbury Licensed Technology to those Persons who have signed a confidentiality agreement as described in subsection (b) above.

                  (d) Restricted Period. Any employee or other personnel of SUBLICENSEE or its Affiliates who will conduct Pillsbury Technology Applications ("Restricted Employees") shall not conduct research and development activities, except for Pillsbury Technology Applications, with respect to Superpremium Frozen Dessert Products or train others to do so (the "Restrictions") during the Restricted Period (as defined herein). References to the "Restricted Period" shall mean the period starting at the time such Restricted

Employee first gains access to or participates in Pillsbury Technology Applications and ending on the date that is two (2) years after the latest date on which such Restricted Employee uses Pillsbury Technology Applications, provided that, to the extent any Restricted Employee is located at a facility in the Territory, such Restricted Employee shall not be subject to the Restrictions during the applicable Restricted Period except with respect to application or adaptation projects to develop, manufacture, market, sell or distribute Superpremium Frozen Dessert Products conducted for the Frozen Dessert Product business of SUBLICENSOR or its Affiliates outside of the Territory. For the avoidance of doubt, any Restricted Employee located in the Territory shall be subject to the Restrictions during the Restricted Period if such Restricted Employee is relocated to a location outside of the Territory within such Restricted Period.

                  (e) Written Policy. SUBLICENSEE shall and shall cause any of its Affiliates that conduct Pillsbury Technology Applications to implement a written policy (a "Firewall Policy") applicable to personnel of SUBLICENSEE or such Affiliate, as applicable, with access to or conducting Pillsbury Technology Applications, informing such personnel (i) of the proprietary nature of the Pillsbury Licensed Technology, (ii) the confidentiality and use obligations set forth in this Agreement (including the requirements and restriction set forth in this Section 2.8), and (iii) that access to such items is restricted as provided in this Agreement.

                  (f) Third Party Contractors. SUBLICENSEE shall not, and shall cause its Affiliates not to, engage a third party to conduct Pillsbury Technology Applications on its behalf without SUBLICENSOR's prior written consent. In the event, and prior to the time, that SUBLICENSEE or any of its Affiliates engages a third party pursuant to the immediately preceding sentence to conduct Pillsbury Technology Applications on its behalf, SUBLICENSEE shall cause such third party (i) unless otherwise agreed to in writing by SUBLICENSOR in its sole discretion, to agree to be bound by the obligations of SUBLICENSEE (as and to the same extent as SUBLICENSEE) set forth in Section 5.2 of this Agreement and in paragraph (a), paragraph (b) (with respect to a confidentiality agreement containing substantially the same terms and conditions as the confidentiality agreement set forth on Exhibit D), paragraph (c) and paragraph
(e) of this Section 2.8, and (ii) if SUBLICENSOR determines in good faith that such restrictions are necessary in order to protect SUBLICENSOR's interest in preventing the unauthorized use, transfer or dissemination of the Pillsbury Confidential Information or the Pillsbury Licensed Technology (taking into account the identity of the third party contractor, the nature of the adaptation or application work to be performed by such third party contractor, the extent to which such work involves Pillsbury Licensed Technology and other relevant factors), the provisions set forth in Section 2.8(d); provided, however, that SUBLICENSEE and its Affiliates shall be jointly and severally liable with any such third party for any breach by such third party of, or failure by such third party to comply with any covenant, agreement or obligation contained in, this Agreement or such confidentiality agreement and that such a breach or failure to comply by any such third party shall be deemed a breach of this Agreement by SUBLICENSEE.

                  (g) Compliance Audits. Upon reasonable advance notice from SUBLICENSOR and, subject to the following sentence, no more than once during any twelve-month period, SUBLICENSEE shall, and shall cause its Affiliates to, provide the Approved Auditor with access to such records and data (including, without limitation, copies of all confidentiality agreements contemplated by
Section 2.8) as are reasonably necessary to verify the compliance by SUBLICENSEE and its Affiliates with the provisions of this
Section 2.8 during the preceding thirty-six (36) months, as well as reasonable access to individuals knowledgeable about such records and data, and such Approved Auditor may audit such records and data to verify such compliance. Under no circumstances may SUBLICENSOR audit the same period (or any part thereof) twice under this Section 2.8(g); provided that in the event SUBLICENSOR has conducted an audit pursuant to this Section 2.8(g) (including any audit pursuant to this proviso) and identified a breach by SUBLICENSEE of the provisions of this Section 2.8, SUBLICENSOR shall be entitled to conduct one additional audit within a reasonable time period thereafter to verify and confirm that SUBLICENSEE have remedied such breach. While present at any facility of SUBLICENSEE, the Approved Auditor shall comply with all reasonable rules and regulations of SUBLICENSEE generally applicable to such facility (e.g. workplace safety). SUBLICENSOR acknowledges and agrees that all records and data audited (including without limitation the contents and information contained therein), together with the results of the audit, are and shall remain the confidential and proprietary information of SUBLICENSEE and SUBLICENSEE and its Affiliates shall have the right to condition access to their records and data under this Section 2.8(g) on the Approved Auditor's execution of a confidentiality agreement which shall include, without limitation, (i) a prohibition on the use of such confidential information for any purpose other than to ensure SUBLICENSEE's and its Affiliates' compliance with the provisions of this Section 2.8, (ii) reasonable rules and regulations governing the procedure for the audit, and restricting the time, manner and degree of the Approved Auditor's access to facilities of SUBLICENSEE or its Affiliates, and
(iii) reasonable rules and regulations restricting the manner of presenting the results of the audit to the Pillsbury Group to prevent any disclosure to the Pillsbury Group, unless authorized by SUBLICENSEE, of any information that SUBLICENSEE determines in good faith is proprietary to SUBLICENSEE. If SUBLICENSEE becomes aware of any violation by the Approved Auditor of such confidentiality agreement, it shall promptly notify SUBLICENSOR in writing and take all reasonable steps required to prevent further breach and disclosure; provided, however, SUBLICENSOR shall be jointly and severally liable with any Approved Auditor for any breach by such Approved Auditor of, or failure by such Approved Auditor to comply with any covenant, agreement or obligation contained in, this Agreement or such confidentiality agreement and that such a breach or failure to comply by such Approved Auditor shall be deemed a breach of this Agreement by SUBLICENSOR. For purposes of this Agreement, "Approved Auditor" means KPMG or such nationally recognized auditing firm as Pillsbury and SUBLICENSOR may mutually agree in writing. The costs and expenses of the Approved Auditor with respect to (A) the annual audit contemplated by the first sentence of this Section 2.8(g) shall be borne by SUBLICENSOR and (B) any audit contemplated by the proviso to the second sentence of this Section 2.8(g) shall be borne by SUBLICENSEE. Nothing set forth herein shall be construed as providing SUBLICENSEE or its Affiliates with any right to use Pillsbury Licensed Technology to develop, manufacture, market, sell or distribute Frozen Dessert Products for sale outside the Territory.

      3. LICENSE, USE AND OWNERSHIP OF TRADEMARKS AND DOMAIN NAMES, AND OTHER MATTERS

            3.1 Trademark License.

Subject to the qualifications and restrictions set forth herein, SUBLICENSOR hereby grants to SUBLICENSEE for the Term of this Agreement the exclusive, non-transferable right and sublicense to use the Pillsbury Licensed Trademarks, solely in connection with the production, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory (or importation or exportation of Frozen Dessert Products to or from Affiliates of Pillsbury outside the Territory); provided that SUBLICENSEE shall have the right to use the Pillsbury Licensed Trademarks in connection with the production, marketing, distribution, promotion and sale of Frozen Dessert Products to (a) the Haagen-Dazs Stores pursuant to the terms of the Haagen-Dazs Stores Supply Agreement and pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement and (b) Nestle Canada pursuant to agreements that may be entered into from time to time between SUBLICENSEE and Nestle Canada.

            3.2 Ownership of Pillsbury Licensed Trademarks.

                  (a) SUBLICENSOR or its designee shall have the exclusive right, at its sole expense, to apply for registration, and to extend and renew existing registrations, of the Pillsbury Licensed Trademarks. If requested by SUBLICENSOR, SUBLICENSEE shall cooperate with and provide assistance to SUBLICENSOR or Pillsbury Group in connection with any of their registration efforts. SUBLICENSEE shall not in any manner represent that SUBLICENSEE has ownership in or to the Pillsbury Licensed Trademarks and SUBLICENSEE will not register, or cause or permit to be registered in the name of any entity other than HDIP or Pillsbury, the Pillsbury Licensed Trademarks or any trademark, trade name or service mark similar thereto, with any domestic or foreign federal, national, supra-national, state, municipal or other Governmental Authority or any jurisdiction, whether within or outside the Territory. SUBLICENSEE agrees that every use of the Pillsbury Licensed Trademarks shall inure to the ultimate benefit of Pillsbury Group.

                  (b) SUBLICENSEE will not use or associate the Pillsbury Licensed Trademarks with any other trademark, trade name or service mark in any advertising or publicity utilized by SUBLICENSEE in connection with Frozen Dessert Products or otherwise without the prior written consent of SUBLICENSOR. SUBLICENSEE further agrees not to create a composite trademark, trade name, service mark, tagline, slogan or name of a new ice cream flavor, in each case, which incorporates the Pillsbury Licensed Trademarks without, in each instance, the prior written approval of SUBLICENSOR.

                  (c) SUBLICENSEE agrees that it will use and permit the use of the Pillsbury Licensed Trademarks only on Frozen Dessert Products and will not use any element of the Pillsbury Licensed Trademarks in a manner which infringes upon the rights of third parties. Without the prior written consent of SUBLICENSOR, SUBLICENSEE shall not remove or obscure or alter in any manner the Pillsbury Licensed Trademarks. SUBLICENSEE agrees to label all Frozen Dessert Products which are labeled using the Pillsbury Licensed Trademarks with the statement "Trademarks Reproduced Under License," or such other statement as may be specified by SUBLICENSOR from time to time.

            3.3 Domain Name and Website Use and Maintenance.

SUBLICENSOR hereby grants to SUBLICENSEE, for the Term of this Agreement, the exclusive, non-transferable right and sublicense to use the domain names
<www.haagendazs.com> and <www.haagen-dazs.com> and all other domain names within the top level domain names ".com," ".net," ".org," either (a) incorporating any of the Pillsbury Licensed Trademarks, or (b) owned by Pillsbury Group and relating to Frozen Dessert Products manufactured, produced, marketed, distributed, promoted or sold in the Territory (collectively, the "Licensed Domain Names"), and to use and develop the website posted at
<www.haagendazs.com> as of December 26, 2001 (the "Licensed Website") and all
copyrights related thereto (including all rights of reproduction, distribution, public performance, public display and creation of derivative works of, and the right to revise, modify and alter such website), in each case in connection with the manufacture, production, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory; provided that, with respect to all such web sites, SUBLICENSEE shall (i) retain links, similar in prominence to those on the <www.haagendazs.com> web site, as of December 26, 2001, as set forth on Exhibit C hereto, on the home page of each such web site linking to web sites of the Haagen-Dazs International Business and Haagen-Dazs Stores Business conducted outside the Territory, and (ii) cooperate with SUBLICENSOR to evaluate and determine appropriate privacy policy notices and other legal notices for such web sites (including, if appropriate, a notice that a particular web site is intended only for viewers in certain jurisdictions) in order to assure compliance with Applicable Laws with respect to SUBLICENSEE or SUBLICENSOR relating to such web sites, taking into account that such web sites are used on a worldwide basis. SUBLICENSOR authorizes SUBLICENSEE to pursue, maintain, renew and enforce (in the name of Pillsbury or a designated Affiliate) registrations of the Licensed Domain Names. Any material changes relating to the Pillsbury Licensed Trademarks with respect to the Licensed Website, and any other online service or website assembled, developed or marketed by SUBLICENSEE, or on SUBLICENSEE's behalf, which will incorporate the Pillsbury Licensed Trademarks shall require the prior written approval of SUBLICENSOR.

            3.4 Quality Controls and Assurance.

                  (a) SUBLICENSEE agrees that the Frozen Dessert Products and Associated Materials on which any element of the Pillsbury Licensed Trademarks is used shall be of high standard and of such style, appearance and quality (including without limitation the taste) as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Pillsbury Licensed Trademarks and the goodwill pertaining thereto, that such Frozen Dessert Products will be produced, marketed, distributed, promoted and sold in accordance with all Applicable Laws and that the policy of SUBLICENSEE shall be of high standard and to the best advantage and that the same shall in no manner reflect adversely upon the good name of the Pillsbury Licensed Trademarks, SUBLICENSOR, Pillsbury Group or any of their activities. SUBLICENSEE shall maintain a quality assurance program and shall undertake to ensure that all Frozen Dessert Products produced, marketed, distributed, promoted and sold by it hereunder shall at all times be of good marketable quality and in strict accordance with the standards of quality prescribed or approved by SUBLICENSOR, which standards shall be comparable to (and in any event no less stringent than) those standards of quality applied by SUBLICENSOR, Pillsbury Group and their Affiliates to their own products and business ("Pillsbury Quality Requirements").

                  (b) The management of SUBLICENSEE shall exercise oversight over the marketing and advertising of Frozen Dessert Products of SUBLICENSEE that use the Pillsbury Licensed Property or the Work Product. All use of the Pillsbury Licensed Trademarks and Associated Materials shall be subject to the Pillsbury Brand Manual. Actions that are not in conformity with the core principles and the strategic directives set forth in the Pillsbury Brand Manual shall require the prior written approval of SUBLICENSOR.

                  (c) In the event that SUBLICENSOR notifies SUBLICENSEE in writing that the use of the Pillsbury Licensed Trademarks on any of the Frozen Dessert Products or Associated Materials is not in conformity with the core principles and the strategic directives regarding such Pillsbury Licensed Trademarks as set forth in the Pillsbury Brand Manual or fail to comply with Pillsbury Quality Requirements, SUBLICENSEE shall proceed as promptly as commercially practicable (which in no case shall be later than five (5) days) to correct such defects.

                  (d) SUBLICENSEE shall not change the product formulation, ingredients, recipes or product specifications, as specified in the product, quality and production manuals and any other documents related thereto (copies of which have been delivered or made available to SUBLICENSEE), of Frozen Dessert Products marketed and sold under the Pillsbury Licensed Trademarks, currently applicable to each of SUBLICENSEE's products which were manufactured by SUBLICENSEE for sale in the Territory prior to the date hereof without the prior written consent of SUBLICENSOR. Changes in manufacturing processes or transferring the manufacture of a product from one plant to another that meet the Pillsbury Quality Requirements and are in conformity with the Pillsbury Brand Manual will not require the prior written consent of SUBLICENSOR.

                  (e) In addition, in order to comply with the Pillsbury Quality Requirements, SUBLICENSEE shall accord SUBLICENSOR or its designee the right to inspect as often as it desires during normal business hours (to the extent such inspectors do not interfere with the day to day operation of SUBLICENSEE), without prior advance notice, its facilities where Frozen Dessert Products are produced, packaged or stored in order to confirm that SUBLICENSEE's use of the Pillsbury Brand Manual and such production, packaging and storage are in compliance the Pillsbury Quality Requirements.

                  (f) SUBLICENSEE shall provide to SUBLICENSOR or its designee, upon SUBLICENSOR's request, samples of the Frozen Dessert Products sold or to be sold under or by reference to the Pillsbury Licensed Trademarks in order that SUBLICENSOR may confirm that the Frozen Dessert Products which use or refer to the Pillsbury Licensed Trademarks fulfill the requirements of this Section 3.4. Prior to the sale of Frozen Dessert Products not existing as of the date hereof to be sold under or by reference to the Pillsbury Licensed Trademarks, SUBLICENSEE shall notify SUBLICENSOR a reasonable time in advance of the commencement of the sale of such product to enable SUBLICENSOR to sample such products, to confirm it fulfills the requirements of this Section 3.4. SUBLICENSEE shall also provide to SUBLICENSOR copies of all labels used on products by SUBLICENSEE incorporating the Pillsbury Licensed Trademarks.

                  (g) The use of the Pillsbury Licensed Trademarks on labels and packaging materials shall be in a manner which ensures their protection as trademarks under the U.S. Lanham Act, 15 U.S.C. 1051 et seq.

                  (h) In the event (i) SUBLICENSEE desires to change, modify or alter the Pillsbury Licensed Trademarks in the Territory or the product formulation of Haagen-Dazs branded products that have the same product formulation on a worldwide basis or (ii) Pillsbury Group desires to change, modify or alter the Pillsbury Licensed Trademarks outside the Territory, or the product formulation of Haagen-Dazs branded products that have the same product formulation on a worldwide basis, SUBLICENSEE and SUBLICENSOR shall consult with each other regarding the proposed changes, modifications or alterations; provided, that neither SUBLICENSOR nor SUBLICENSEE shall have the right to prohibit such changes, modifications or alterations so long as such changes, modifications or alterations are consistent with the strategic directives and core principles of the Pillsbury Brand Manual.

            3.5 Universal Product Codes.

                  (a) Subject to the qualifications and restrictions set forth herein, SUBLICENSOR hereby grants to SUBLICENSEE for the Term of this Agreement, the exclusive, non-transferable right and sublicense to use the ten-digit universal product codes commencing with the numbers 74570 which are used by SUBLICENSEE as of December 26, 2001, together with the new, unused, ten-digit universal product codes set forth on Schedule 3.5(a), (collectively, the "Universal Product Codes"), solely in connection with the production, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory. During the Term of this Agreement, SUBLICENSOR will not use in the Territory, or assign or license to any other Person the right to use in the Territory, the 74570 five-digit manufacturer code portion of universal product codes.

                  (b) SUBLICENSOR shall not be liable to SUBLICENSEE for any costs which SUBLICENSEE may incur to change or modify in any way the Universal Product Codes hereinabove sublicensed to SUBLICENSEE for use within the Territory.

      4.    LIMITATION OF PILLSBURY LICENSED PROPERTY

            4.1 Limited Distribution.

Except as provided for in Sections 2.1 and 3.1, SUBLICENSEE shall not sell or distribute Frozen Dessert Products that incorporate the Pillsbury Licensed Technology and/or Pillsbury Licensed Trademarks outside the Territory and shall use SUBLICENSEE's commercially reasonable best efforts to prevent such sale or distribution.

      5.    CONFIDENTIALITY

            5.1 SUBLICENSEE acknowledges and agrees that all Pillsbury Confidential Information known or obtained by SUBLICENSEE, whether before or after December 26, 2001, is the property of Pillsbury Group and that SUBLICENSEE shall not have any interest or rights with respect thereto except to the extent expressly provided in this Agreement. Therefore, SUBLICENSEE agrees that the Pillsbury Confidential Information shall not at any time be disclosed by SUBLICENSEE to any Persons other than the SUBLICENSEE Personnel (as defined below) in accordance with Section 5.2, whether SUBLICENSEE has such information in memory, embodied in writing or other physical form, or embodied in electronic form, without the prior written consent of SUBLICENSOR which may be withheld in SUBLICENSOR's sole discretion.

            5.2 SUBLICENSEE agrees not to use, except in connection with the utilization of the rights granted under this Agreement, or disclose Pillsbury Licensed Technology or Pillsbury Confidential Information to any Person other than those Representatives of SUBLICENSEE or its Affiliates specifically requiring the relevant knowledge in connection with their duties to SUBLICENSEE as they relate to the utilization of the rights granted in this Agreement (the "SUBLICENSEE Personnel"). As a condition to obtaining access to any such Pillsbury Licensed Technology or Pillsbury Confidential Information, SUBLICENSEE shall require all SUBLICENSEE Personnel to execute a confidentiality agreement in a form that is customarily used in similar types of situations (naming Pillsbury Group as third party beneficiaries thereto) (the "SUBLICENSEE Personnel Confidentiality Agreement") , it being understood and agreed that a SUBLICENSEE Personnel Confidentiality Agreement shall only be required of SUBLICENSEE Personnel who are not required to execute an agreement in accordance with the provisions of Section 2.8. If SUBLICENSEE becomes aware of any violation by any SUBLICENSEE Personnel or other Persons of any of the terms of any SUBLICENSEE Personnel Confidentiality Agreement relating to the Pillsbury Licensed Technology or Pillsbury Confidential Information or any confidentiality agreement required by Section 2.8(b) or Section 2.8(f), it shall immediately notify SUBLICENSOR in writing and take all reasonable steps required to prevent further disclosure. At SUBLICENSOR's request, SUBLICENSEE shall take such actions as SUBLICENSOR may consider necessary to protect the confidentiality of the Pillsbury Licensed Technology or Pillsbury Confidential Information and to prevent any unauthorized use or disclosure of the Pillsbury Licensed Technology or Pillsbury Confidential Information except as expressly permitted in this Agreement. SUBLICENSEE shall be jointly and severally liable with any SUBLICENSEE Personnel or other individual for any breach by such SUBLICENSEE Personnel or other individual of, or failure by such SUBLICENSEE Personnel or other individual to comply with, any covenant, agreement or obligation contained in, any SUBLICENSEE Personnel Confidentiality Agreement or any confidentiality agreement required by Section 2.8(b) or Section 2.8(f), and any such breach or failure to comply by any such SUBLICENSEE Personnel or other individual shall be deemed a breach of this Agreement by SUBLICENSEE.

            5.3 If SUBLICENSEE or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Pillsbury Licensed Technology or Pillsbury Confidential

Information, SUBLICENSEE shall, to the extent legally permitted, provide SUBLICENSOR with prompt written notice of such request or requirement, which notice shall, if practicable, be at least seventy-two (72) hours prior to making such disclosure, so that SUBLICENSOR or its designee may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, SUBLICENSEE or any of its Representatives is nonetheless, in the opinion of legal counsel, legally compelled to disclose any of the Pillsbury Licensed Technology or Pillsbury Confidential Information, then SUBLICENSEE may disclose solely that portion of the Pillsbury Licensed Technology or Pillsbury Confidential Information which such counsel advises is legally required to be disclosed (in which case, prior to such disclosure, SUBLICENSEE will, if legally permitted, advise and, if requested by SUBLICENSOR, consult with SUBLICENSOR or its designee and its counsel as to such disclosure and the nature of such disclosure), provided that SUBLICENSEE shall use its reasonable efforts to preserve the confidentiality of the Pillsbury Licensed Technology, or Pillsbury Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

      6.    GOODWILL; ENFORCEMENT AND MAINTENANCE OF RIGHTS

            6.1 Goodwill Ownership.

SUBLICENSEE agrees that all right, title and interest in and to the Pillsbury Licensed Property, together with the goodwill associated therewith, is and will remain Pillsbury Group's exclusive property. SUBLICENSEE agrees that nothing herein, nor use hereunder, shall give to SUBLICENSEE, or any employee of or other Person associated with SUBLICENSEE, any right, title or interest in the Pillsbury Licensed Property, except for the right to use the Pillsbury Licensed Property in accordance with the terms of this Agreement. SUBLICENSEE shall not, and shall not permit any employee or other Person associated with SUBLICENSEE to, at any time do or suffer to be done any act which would impair Pillsbury Group's rights in or to the Pillsbury Licensed Property. SUBLICENSEE shall not, and shall not permit any employee or other Person associated with SUBLICENSEE to, at any time dispute, challenge or contest, directly or indirectly, Pillsbury Group's exclusive right, title and interest in and to the Pillsbury Licensed Property or the validity thereof. SUBLICENSEE agrees that it shall not, and shall not permit any employee or other Person associated with SUBLICENSEE to, without the express prior written consent of SUBLICENSOR, apply for registration or seek to obtain ownership of any of the Pillsbury Licensed Property in any state or nation. SUBLICENSEE agrees to cooperate fully and in good faith with SUBLICENSOR for the purpose of securing, preserving and protecting Pillsbury Group's rights in and to the Pillsbury Licensed Property. All use of the Pillsbury Licensed Property and the goodwill associated therewith by SUBLICENSEE or any employee of or other Person associated with SUBLICENSEE shall at all times inure to the benefit of Pillsbury Group.

            6.2 Maintenance of Rights.

SUBLICENSEE agrees to cooperate fully and in good faith with SUBLICENSOR for the purpose of securing, preserving and protecting Pillsbury Group's rights in and to the Pillsbury Licensed Property. If any license agreement needs to be recorded to protect the Pillsbury Licensed Property in the Territory, the parties agree, if it is appropriate, to enter into a short form license consistent with the terms of this Agreement for that purpose. SUBLICENSEE agrees to use any and all notices, legends and/or symbols designated by SUBLICENSOR for the protection of the Pillsbury Licensed Property and the Work Product.

            6.3 Infringement of Rights.

SUBLICENSEE shall promptly advise SUBLICENSOR, in writing, upon becoming aware of any infringement, potential infringement or threatened infringement of any of the Pillsbury Licensed Property or the Work Product in the Territory or any claim that the Pillsbury Licensed Property or Work Product infringes the intellectual property rights of another Person in the Territory. SUBLICENSOR shall have the initial right to determine the appropriate action, if any, to be taken with respect to any such infringement with regard to the Pillsbury Licensed Property or Work Product. If SUBLICENSOR or its designee initiates an enforcement suit or proceeding or intervenes to defend any claim of infringement of the rights of another, it shall have the right to exclusive control of any such suit or proceeding (provided, however, that SUBLICENSEE shall remain a party to such suit to the extent so required). SUBLICENSEE shall cooperate with SUBLICENSOR with respect to any such proceedings, including, without limitation, joining as a party to any litigation, if required. If, on request by SUBLICENSEE, SUBLICENSOR refuses to pursue infringers of the Pillsbury Licensed Property or Work Product within a reasonable time, SUBLICENSEE shall be entitled to take reasonable appropriate actions to challenge such infringement at its own expense. If SUBLICENSEE institutes suit pursuant to this Section 6.3, SUBLICENSOR shall (a) provide reasonable assistance to SUBLICENSEE and (b) have the right to participate and represent its interests through other counsel of its own choosing and at its own cost. In addition, in no event shall SUBLICENSEE have the right, without the prior written consent of SUBLICENSOR, to acknowledge the validity of a claim that the Pillsbury Licensed Property or Work Product infringes the intellectual property rights of another Person, to obtain or seek a license from such Person or to take any other action which might impair the ability of SUBLICENSOR or its designee to contest the claim of such Person if SUBLICENSOR so elects. SUBLICENSEE agrees at the request of SUBLICENSOR to make and have made reasonable modifications requested by SUBLICENSOR in SUBLICENSEE's use of the elements of the Pillsbury Licensed Property or Work Product in question or so long as such modifications would not have a material adverse effect on SUBLICENSEE if SUBLICENSOR, in its sole discretion, reasonably exercised, determines that such action is necessary to resolve or settle the claim or suit or eliminate or reduce the threat of a claim or suit by such Person.

            6.4 Violation of the Pillsbury Trademark/Technology License
Agreement.

SUBLICENSEE shall not take any action which would result in SUBLICENSOR's breach or other non-compliance with any of the terms of the Pillsbury
Trademark/Technology License Agreement.

      7.    INSURANCE

SUBLICENSEE shall, at its cost, procure and maintain throughout the Term, insurance policies with monetary limits that are customary in similar types of agreements. All coverages required hereunder shall be carried with insurer(s) reasonably acceptable to SUBLICENSOR. All insurance required to be carried under this Article shall show SUBLICENSOR and its designee as additional insureds as its interest. SUBLICENSOR does not in any way represent that the coverage of insurance specified in this Article is sufficient or adequate to protect SUBLICENSEE's interest.

      8.    INDEMNIFICATION

            8.1 SUBLICENSEE shall indemnify SUBLICENSOR and each of its Representatives and Affiliates and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of, or resulting from (a) any breach of any representation or warranty made by SUBLICENSEE in this Agreement, (b) any failure by SUBLICENSEE to perform in a timely manner any agreement, covenant or obligation of SUBLICENSEE pursuant to this Agreement; (c) the production, distribution, marketing, advertisement, packaging, distribution and/or sale by SUBLICENSEE of Frozen Dessert Products bearing the Pillsbury Licensed Trademarks or manufactured utilizing the Pillsbury Licensed Technology; (d) the use or operation of, or any content contained in, the Licensed Website; or (e) SUBLICENSEE's failure to comply with any Applicable Law.

            8.2 The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) in reasonable detail, the factual basis for such claim and (ii) in good faith, the estimated amount of such claim. If the claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice shall be given by Claimant within fifteen (15) business days after written notice of such action, suit or proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under Section 8.1, unless and except to the extent that such failure materially prejudices the rights of the Indemnifying Party in defending against the claim or action.

                  (b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to clause (c) below with respect to third party claims, the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate reasonably with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. Claimant shall have the right to approve legal counsel selected by Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, that no settlement or compromise of any claim which may result in any indemnification liability may be made by the Claimant without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld. No settlement or compromise of any claim may be made by the Indemnifying Party without the prior written consent of the Claimant which consent shall not be unreasonably withheld. In the event of any conflict between the provisions of this Section 9.2 and Section 6.3, the provisions of Section 6.3 shall prevail.

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (e) Upon satisfaction of any third party claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Article VIII.

                  (f) The indemnification rights provided in Section 8.1 shall extend to the shareholders, members, equityholders, Affiliates and Representatives of the Claimant, although for the purpose of the procedures set forth in this Section 8.2, any indemnification claims by such parties shall be made by and through the Claimant.

            8.3 Notwithstanding any other provision of this Agreement to the contrary, due to the fact that the unauthorized use, transfer or dissemination of the Pillsbury Confidential Information, the Pillsbury Licensed Property or the Work Product, or the improper use thereof in violation of SUBLICENSOR's instructions and/or Applicable Laws, would diminish substantially the value thereof and cause irreparable harm to SUBLICENSOR and/or the

Pillsbury Group which could not be adequately addressed by monetary damages, if SUBLICENSEE breaches any of the provisions of Articles II, III, IV, V or VI or of Sections 9.4 and 10.1 of this Agreement, SUBLICENSOR shall be entitled, without limiting its other rights or remedies, to obtain equitable relief to prevent or restrain such breach (including without limitation injunctive relief), without the need for posting a bond or for any other undertaking, including without limitation proving the inadequacy of monetary damages.

      9.    PAYMENT, TERM AND TERMINATION

            9.1 Sublicense Fee.

In consideration of the sublicenses granted or to be granted hereunder by SUBLICENSOR, SUBLICENSEE shall pay to SUBLICENSOR on a monthly basis, within thirty (30) days following the end of each month, license fees at the rate of
(i) four percent (4%) of the net sales of the Frozen Dessert Products sold by SUBLICENSEE bearing the Pillsbury Licensed Trademarks and (ii) one percent (1%) of the net sales of the Frozen Dessert Products sold by Licensee not bearing the Pillsbury Licensed Trademarks but incorporating Pillsbury Licensed Technology; provided that no license fees shall be payable under clause (ii) of this sentence with respect to sales of Frozen Dessert Products for which license fees are payable pursuant to clause (i) of this sentence or clause (i) or (ii) of
Section 4.1(b) of the Nestle Trademark/Technology License Agreement (so long as such agreement remains in effect), and no license fees shall be payable under clause (i) of this sentence with respect to sales of Frozen Dessert Products for which Royalties are payable pursuant to clause (i) of Section 4.1(b) of the Nestle Trademark/Technology License Agreement (so long as such agreement remains in effect); and provided further that no license fees shall be due on:

                  (a) any of the Frozen Dessert Products imported by SUBLICENSEE in retail or other packs from any Affiliate of SUBLICENSEE, in relation to which a sublicense fee has already been paid to SUBLICENSOR by such Affiliate of SUBLICENSEE;

                  (b) any of the Frozen Dessert Products sold within the Territory or outside of the Territory to Affiliates of SUBLICENSEE in relation to which a sublicense fee will become payable to SUBLICENSOR on the sales thereof by such Affiliates of SUBLICENSEE; or

                  (c) any semi-manufactured or semi-processed goods sold within the Territory in relation to which upon further manufacture, processing, packaging or other transformation into finished products a sublicense fee will become payable to SUBLICENSOR on the sales of such finished products.

            For the purpose of this Section 9.1, "net sales" shall have the meaning ascribed to that phrase in accordance with the International Accounting Standards, as issued by the International Accounting Standards Committee in London. Any withholding taxes or charges imposed or payable in the Territory on the sublicense fees due under this Section 9.1 shall be paid by the SUBLICENSEE, such that the SUBLICENSOR shall receive the net amount foreseen in this Agreement. SUBLICENSEE shall bear or reimburse, as directed by SUBLICENSOR, all the living and travelling expenses (including air fares to, from and within the Territory) of (i) any representative of SUBLICENSOR delegated to SUBLICENSEE who is based outside the Territory, and (ii) any experts who may be delegated to SUBLICENSEE pursuant to this Agreement. If members of the staff of SUBLICENSEE are trained by or at the behest of SUBLICENSOR in Switzerland or elsewhere pursuant to this Agreement, their salary as well as their travelling and living expenses (but not tuition fees or similar costs) shall be borne by or charged to SUBLICENSEE. The sublicense fees and expenses referred to in this Section 9.1 shall be payable or reimbursable in the Relevant Currency to a bank account in Switzerland or elsewhere as specified by SUBLICENSOR. The expenses referred to in this Section 9.1 shall be reimbursed to or as directed by SUBLICENSOR not later than thirty (30) days after they have been charged to SUBLICENSEE. It is understood and agreed that the obligation of SUBLICENSEE to pay or reimburse in the Relevant Currency shall in each instance be satisfied only by the payment of the corresponding amount at the place in Switzerland or elsewhere as specified by SUBLICENSOR. Any sum due by SUBLICENSEE to SUBLICENSOR hereunder which remains unpaid in the manner and on the date stipulated for payment hereunder shall carry interest as from such date at an annual rate of 10.75% or the maximum rate permitted by law, whichever is lower, such interest being compounded at the end of each calendar year. SUBLICENSEE shall establish and send to or as directed by SUBLICENSOR not later than thirty (30) days after the end of each month, a written report certified by the Chief Financial Officerof SUBLICENSEE, in detail reasonably satisfactory to SUBLICENSOR, specifying the method of calculation of the license fees for the applicable month. SUBLICENSEE shall maintain complete and accurate records showing in detail the net sales of the Frozen Dessert Products bearing the Pillsbury Licensed Trademarks in the Territory and such records shall be open to the inspection by SUBLICENSOR or its duly authorised representative(s) or designee(s) at all reasonable times for the sole purpose of ensuring SUBLICENSEE's compliance with this Section 9.1.

            9.2 Term.

Subject to the provisions of Section 9.3 hereof, this Agreement shall become effective as of the date of this Agreement and shall remain in full force and effect through December 31, 2009 (the "Term").

            9.3 Termination.

Notwithstanding anything contained herein, SUBLICENSOR or SUBLICENSEE shall be entitled at any time by notice given in writing to the other to terminate this Agreement forthwith in any of the following events:

                  (a) if the other party shall go into liquidation other than a voluntary liquidation for the purpose of reorganisation, reconstruction or amalgamation;

                  (b) if the other party shall cease to carry on business otherwise than due to circumstances as foreseen in clause (a) above;

                  (c) if the other party shall commit any material breach of any of the provisions of this Agreement and shall fail within thirty (30) days of being notified thereof to remedy such breach, and, for the purpose of this subsection, the failure by SUBLICENSEE to pay when due any amounts payable to SUBLICENSOR pursuant to this Agreement shall be deemed to be a material breach of this Agreement; or

                  (d) if the other party or a significant part or all of its/their business and/or assets or the control, management, ownership, benefit or utilisation thereof, or if the control, ownership or right of disposition of its/their shareholders or equityholders in respect of their shares or equity interests in that other party are confiscated, requisitioned, nationalised and/or adjudicated or lost or in any other manner acquired without the consent or against the will of that other party or its shareholders or equityholders, as the case may be, by or on behalf of or under any law or at the instance of any Governmental Authority de jure or de facto.

In addition, SUBLICENSOR shall have the right to terminate this Agreement immediately upon notice to SUBLICENSEE if (i) Nestle S.A. ceases to own, directly or indirectly, a sixty-six percent (66%) equity interest in SUBLICENSEE, or (ii) SUBLICENSEE commits any breach of any provisions of Articles II, III, IV, V, VI, VII or VIII or of Sections 9.4 or 10.1, unless said breach is cured to the reasonable satisfaction of SUBLICENSOR within five (5) days after receipt by SUBLICENSEE of notice and a description of the breach; provided, however, that if such cure is immediately undertaken but cannot be effected within five (5) days, SUBLICENSEE shall have such additional period (not exceed an additional ten (10) days) as may be reasonably necessary to complete such cure, subject to the requirement that SUBLICENSEE shall diligently complete the cure process.

            9.4 Effects of Expiration or Termination.

Upon expiration or earlier termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease, except that SUBLICENSEE shall be obligated to pay to SUBLICENSOR all outstanding amounts that are payable with respect to the period prior to the effective date of such expiration or earlier termination. Except as otherwise agreed in writing by SUBLICENSOR, upon such expiration, SUBLICENSEE shall immediately and forever cease all use of the Pillsbury Licensed Property, Work Product and Pillsbury Confidential Information and SUBLICENSEE shall deliver without delay to SUBLICENSOR all drawings, models, plans, manufacturing instructions, laboratory instructions and any other documentation or materials in its possession or under its control (without making or retaining copies thereof) that are related to the Pillsbury Licensed Property, including without limitation any and all documentation or materials concerning Pillsbury Confidential Information. Unless SUBLICENSOR shall agree in writing to a limited transition period, SUBLICENSEE shall immediately remove all signs and other markings from each of its facilities and articles which indicate any connection to Pillsbury Group, its Affiliates or Pillsbury Licensed Trademarks.

            9.5 No Rights to Compensation Upon Expiration or Termination.

In the event of a termination pursuant to any of the provisions of this Agreement or upon expiration of this Agreement, SUBLICENSOR shall not have any obligation to SUBLICENSEE or to any equityholder or Representative of SUBLICENSEE, for compensation or for damages on account of the loss by SUBLICENSEE or such equityholder or Representative of present or prospective sales, investments, compensation or goodwill. SUBLICENSEE, for itself and on behalf of each of its equityholders and Representatives, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not expressly granted to it or them by this Agreement.

            9.6 Survival.

Notwithstanding anything to the contrary contained herein, the provisions of Sections 2.3, 2.4, 2.5, 2.6, 2.8, 3.2, 9.3, 9.4, 10.1, 10.2, 10.6, and 10.9 and
Articles V, VII and VIII of this Agreement shall survive any expiration or earlier termination of this Agreement according to their respective terms.

      10.   MISCELLANEOUS

            10.1 Assignment and Sublicensing.

This Agreement may not, without the prior written consent of the other party hereto, be assigned, transferred or sublicensed by either party hereto. Subject to the foregoing, the benefits and obligations of this Agreement shall inure to the benefit of and bind the parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, SUBLICENSOR shall be entitled to assign, transfer or sublicense its performance of this Agreement and delegate its rights and obligations hereunder in accordance with the terms of the Pillsbury Trademark/Technology License Agreement or to any Affiliate.

            10.2 Notices.

Any notice to be given hereunder may be given by registered post, telegram, telefax or cable to the address of the party concerned as follows:

                           To SUBLICENSOR

                           SOCIETE DES PRODUITS NESTLE S.A.
                           1800 Vevey
                           Canton of Vaud, Switzerland
                           Attention: General Counsel
                           Telecopy No.:  011 41 21 924 4568

                           and

                           NESTEC LTD.
                           1800 Vevey
                           Canton of Vaud, Switzerland
                           Attention: General Counsel
                           Telecopy No.: 011 41 21 924 4568
                           with a copy to:

                           NESTLE HOLDINGS, INC.
                           c/o NESTLE USA, INC.
                           800 North Brand Boulevard
                           Glendale, California 91203
                           Attention: General Counsel
                           Telecopy No.: (818) 549-6713

                           To SUBLICENSEE

                           NESTLE ICE CREAM COMPANY, LLC
                           12647 Alcosta Boulevard, Suite 300
                           San Ramon, California 94583
                           Attention:  Chief Executive Officer
                           Telecopy No.: (925) 328-1125

                           with a copy to:

                           NESTLE HOLDINGS, INC.
                           c/o NESTLE USA, INC.
                           800 North Brand Boulevard
                           Glendale, California 91203
                           Attention: General Counsel
                           Telecopy No.: (818) 549-6713

or such other addresses as may be notified by either party to the other for the purposes of this Section 10.2. Any notice so sent shall, if sent by post, be deemed to have been served at the expiration of seven (7) working days after it is posted and, if sent by telegram, telefax or cable, be deemed to have been served within twenty-four (24) hours after despatch of the telegram, telefax or cable and in proving such service it shall be sufficient to prove that the letter containing the notice or the telegram, telefax or cable was properly addressed and posted or despatched, as the case may be.

            10.3 Titles and Subtitles.

The titles and subtitles in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

            10.4 Amendments.

No changes or modifications to this Agreement shall be effective unless made in writing and signed by an authorised representative of each of the parties hereto and, where required, approved by the relevant Governmental Authority in the Territory.

            10.5 Language.

This Agreement shall be executed in English.

            10.6 Applicable Law.

This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to otherwise governing principles of conflicts of law.

            10.7 Severability.

In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under Applicable Laws. In the event that any restrictive covenant of this Agreement, or any word, phrase, clause, sentence or other portion thereof, is held unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that the arbitrator (or court, if applicable) shall have the power to modify such provision to the extent necessary to render the provision enforceable and such provision as so modified shall be enforced.

            10.8 Further Assurances.

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary or reasonable requested to effectively carry out the purposes of this Agreement.

            10.9 Jurisdiction.

Each of SUBLICENSOR and SUBLICENSEE hereby for irrevocably consents and submits to the jurisdiction of the state courts of the State of Delaware and the federal courts sitting in the State of Delaware (collectively, the "Delaware Courts") (and of the appropriate appellate courts therefrom) and the courts of Switzerland in any suit, action or proceeding related to any such dispute, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the assertion of personal jurisdiction by any such court, or the laying of the venue of any such suit, action or proceeding in any such court or any contention that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agrees not to object to personal jurisdiction or venue in such courts or to claim that such forum is inconvenient. SUBLICENSOR hereby irrevocably appoints Nestle USA as its agent for purposes of accepting service of process with respect to any such suit, action or proceeding. Each of SUBLICENSOR and SUBLICENSEE hereby agrees that the service of process in any such suit, action or proceeding brought in the Delaware Courts or in Switzerland courts, as provided herein, may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court and, without limiting the foregoing, shall be properly served or delivered if delivered in the manner contemplated by Section
10.2 hereof.

            10.10 Parties in Interest.

Except for the rights of certain third parties to indemnification pursuant to
Section 8 above, nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto agree that Pillsbury Group shall be deemed a third party beneficiary with respect to the obligations of SUBLICENSEE under this Agreement, except for SUBLICENSEE's obligations under Article IX hereof.

            10.11 Relationship Among Parties.

The parties acknowledge that SUBLICENSEE is an independent contractor and is not an agent, partner, employee or joint venturer of SUBLICENSOR. SUBLICENSEE shall not attempt to bind or obligate SUBLICENSOR in any way nor shall SUBLICENSEE represent that SUBLICENSEE has any right to do so. Neither part has any right or authority to assume or to create any obligation or responsibility on behalf of the other party except as may from time to time be provided by written instrument signed by both parties.

            10.12 Counterparts.

This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall constitute one agreement, binding on all parties hereto.

            10.13 Entire Agreement.

This Agreement (including each of the exhibits and schedules attached hereto and thereto) amends and restates the Previous Agreement in its entirety, and constitutes the entire agreement among the parties with regard to the subject matter hereof, and supersede all prior oral and written, and all contemporaneous oral agreements and understandings relating thereto; provided, however, that any obligation arising under the Previous Agreement prior to the date of this Agreement shall survive the amendment and restatement of the Previous Agreement. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein or in the agreements referenced herein. To the extent that the Pillsbury Brand Manual may contradict or make unclear the terms of this Agreement, the terms of this Agreement shall prevail.

(Signature Page Follows)

            IN WITNESS WHEREOF these presents have been executed by duly authorised representatives of the SUBLICENSOR and of SUBLICENSEE, respectively, as of the day and year first above written.

NESTEC LTD.,                             NESTLE ICE CREAM COMPANY, LLC
a Switzerland corporation                a Delaware limited liability company


By:  /s/ ALEXANDER J. KEMBALL            By:  /s/ JAMES L. DINTAMAN
    ------------------------------           -------------------------------
Name:  Alexander J. Kemball              Name:  James L. Dintaman
      ----------------------------             -----------------------------
Title:  Assistant Vice President          Title:  Chief Executive Officer
       ---------------------------               ---------------------------




SOCIETE DES PRODUITS NESTLE S.A.,
a Switzerland corporation



By:/s/ JEAN-PIERRE MAEDER
   -------------------------------
Name:  Jean-Pierre Maeder
      ----------------------------
Title: Assistant Vice President
       ---------------------------